As filed with the Securities and Exchange Commission on May 23, 2024
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

Kansas	45-4082531
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
100 Commercial Street, Box 130
Atchison, Kansas 66002
(Address of Principal Executive Offices, including zip code)
MGP Ingredients, Inc. 2024 Equity Incentive Plan
(Full title of the Plans)
Brandon Gall
Vice President, Finance and Chief Financial Officer
100 Commercial Street, Box 130
Atchison, Kansas 66002
(Name and address of agent for service)
(913) 367-1480
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
    The stockholders of MGP Ingredients, Inc. (the “Registrant”) approved the MGP Ingredients, Inc. 2024 Equity Incentive Plan (the “Plan”) on May 23, 2024 (the “Effective Date”). This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 1,319,320 shares of common stock, no par value, of the Registrant (the “Common Stock”) for issuance pursuant to the Plan as of the Effective Date.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission by the Registrant, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”), which incorporates by reference certain portions of the Registrant’s definitive proxy statement for the Registrant’s 2024 Annual Meeting of Stockholders filed on April 9, 2024, incorporated by reference in the 2023 Annual Report;

(b)The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024;

(c)The Registrant’s Current Reports on Form 8-K filed on January 17, 2024 and April 26, 2024; and

(d)The description of the Registrant’s Securities, included in Exhibit 4.13 to Registrant’s Form 10-K for the year ended December 31, 2022, including any amendment or report filed for the purpose of updating such description.
In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing of those documents.
Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate any information from Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or any exhibits to the extent furnished in connection with such items.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 17-6305 of the Kansas General Corporation Code provides that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney’s fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Similarly, a Kansas corporation may also indemnify any person described in the previous sentence who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that any person found liable to the corporation may be indemnified only if a court has determined such person is fairly and reasonably entitled to indemnity for such expenses. Section 17-6305 of the Kansas General Corporation Code provides that a present or former director or officer (as defined in the statute) shall be, and any other person may be, indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees, actually and reasonably incurred by such person to the extent such person has been successful on the merits or otherwise in defense of any foregoing action, suit or proceeding or in defense of any claim, issue or matter therein.
The Registrant’s Bylaws provide that it will indemnify each of its officers and directors to the fullest extent permitted by Kansas law, as amended from time to time (but, in the case of any amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the law permitted us to provide prior to such amendment) and that any modification or repeal of the Bylaws will not adversely affect this indemnification right of the Registrant’s officers and directors with respect to any act or omission occurring prior to such modification or repeal. The Bylaws further provide that any expenses (including attorneys’ fees) incurred by the Registrant’s officers and directors in connection with their defense of any indemnifiable proceeding or the enforcement of their indemnification rights will be paid by the Registrant in advance of the disposition of such action upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that they were not entitled to be indemnified.
As permitted by Section 17-6002(b)(8) of the Kansas General Corporation Code, the Registrant’s Articles of Incorporation eliminate a director’s liability to the Registrant and the Registrant’s stockholders for monetary damages for breach of a fiduciary duty as a director, except for (a) any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) certain transactions under Section 17-6424 of the Kansas General Corporation Code (relating to liability for unauthorized acquisitions or redemptions of, or payment of dividends on, capital stock), or (d) for any transaction from which the director derived an improper personal benefit.
The Registrant’s Bylaws also provide that the indemnification rights set forth in the Bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, provision in the Registrant’s Articles of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. In this regard, the Registrant’s Bylaws include a provision that the indemnification provisions contained in the Bylaws are deemed to be a contract between the Registrant and each of its current and future directors and officers providing these individuals with a contractual right to indemnification and to the advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Bylaws further authorize the Registrant to purchase and maintain insurance on behalf of the Registrant’s officers and directors and the Registrant has obtained insurance to cover such individuals for certain liabilities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under any of the foregoing provisions, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
3.1	Amended Articles of Incorporation of MGP Ingredients, Inc. (Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed January 5, 2012).
3.2	Certificate of Amendment of Articles of Incorporation of MGP Ingredients, Inc. (Incorporated by reference to Exhibit A of the Registrant's Proxy Statement on Schedule 14A filed April 21, 2014).
3.3	Amended and Restated Bylaws of MGP Ingredients, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed February 28, 2017).
5.1	Opinion of Stinson LLP.
10.1	MGP Ingredients, Inc. 2024 Equity Incentive Plan.
23.1	Consent of KPMG, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Stinson LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the Signature Page of this Registration Statement).
107	Filing Fee Table.

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City and County of Atchison, State of Kansas, on May 23, 2024.

MGP INGREDIENTS, INC.

By:	/s/ David S. Bratcher
David S. Bratcher
Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY
We, the undersigned officers and directors of MGP Ingredients, Inc., hereby severally constitute and appoint David S. Bratcher and Brandon M. Gall, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ David S. Bratcher	Chief Executive Officer, President and Director	May 23, 2024
David S. Bratcher	(Principal Executive Officer)

/s/ Brandon M. Gall	Vice President, Finance and Chief Financial Officer	May 23, 2024
Brandon M. Gall	(Principal Financial and Accounting Officer)

/s/ Neha J. Clark	Director	May 23, 2024
Neha J. Clark

/s/ Thomas A. Gerke	Director	May 23, 2024
Thomas A. Gerke

/s/ Donn Lux	Director	May 23, 2024
Donn Lux

/s/ Preet H. Michelson	Director	May 23, 2024
Preet H. Michelson

/s/ Lori L.S. Mingus	Director	May 23, 2024
Lori L.S. Mingus

/s/ Kevin S. Rauckman	Director	May 23, 2024
Kevin S. Rauckman

/s/ Karen L. Seaberg	Director	May 23, 2024
Karen L. Seaberg

/s/ Todd B. Siwak	Director	May 23, 2024
Todd B. Siwak